Exhibit 10.6

EMC CORPORATION

DEFERRED COMPENSATION RETIREMENT PLAN,

as amended and restated as of November 3, 2010

effective for amounts earned and vested after December 31, 2004

Exhibit 10.6

EMC CORPORATION

DEFERRED COMPENSATION RETIREMENT PLAN,

as amended and restated as of November 3, 2010

effective for amounts earned and vested after December 31, 2004

Article 1. INTRODUCTION

1.1. Adoption of Plan. The EMC Corporation Executive Deferred Compensation Retirement Plan was adopted effective as of January 1, 2001. The Plan was amended and restated on December 5, 2005, May 22, 2008 and November 3, 2010, and is effective, as so amended, for amounts that are subject to Code section 409A by reason of having been earned and vested after December 31, 2004. The name of the Plan was changed from the EMC Corporation Executive Deferred Compensation Retirement Plan to the EMC Corporation Deferred Compensation Retirement Plan on May 22, 2008.

1.2. Purpose of Plan. The Company has adopted the Plan to provide a competitive level of retirement benefits to certain designated employees of the Company or any of its Subsidiaries by allowing them to defer receipt of designated percentages of their Compensation and to provide, in the sole discretion of the Company, Company Credits.

1.3. Status of Plan. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and will be interpreted and administered to the fullest extent possible in a manner consistent with that intent.

Article 2. DEFINITIONS

Wherever capitalized in this Plan, the following terms are defined as provided below, unless a different meaning is clearly required by the context:

2.1. “Account” means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2. “Administrator” means the Leadership and Compensation Committee of the Board as it may be constituted from time to time, or otherwise means a committee composed of members of the Board or officers of the Company as may be appointed by the Board or the Compensation Committee of the Board from time to time.

2.3. “Board” means the Board of Directors of the Company, as it may be constituted from time to time.

2.4. “Change of Control” means any of the following: (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company, each as defined under Code section 409A(a)(2)(A)(v).

2.5. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces the section or subsection.

2.6. “Company” means EMC Corporation, a corporation formed under the laws of The Commonwealth of Massachusetts.

2.7. “Company Credit” means any amount credited by the Company to a Participant under Section 4.2.

2.8. “Company Credit Subaccount” means the subaccount within a Participant’s Account to which Company Credits and allocable earnings credits, if any, are credited.

2.9. “Company Credit Eligible Employee” means an employee of the Company or any of its Subsidiaries selected by the Administrator as eligible for Company Credits under Section 4.2 from among the group of highly compensated or managerial employees of the Company or any of its Subsidiaries.

2.10. “Company Stock” means the Company’s common stock, par value $.01 per share.

2.11. “Compensation” means base salary, any cash bonuses (including Performance-Based Bonuses), cash commissions and restricted stock units (“RSUs”) payable from time to time by the Company or any of its Subsidiaries to a Participant. For each Participant, however, the Administrator in its sole discretion may: (1) determine which specific types of Compensation may be deferred under the Plan by the Participant; or (2) amend this Section 2.11 to cover other types of compensation payable from time to time by the Company or any of its Subsidiaries to a Participant. Compensation does not include amounts paid to Participants for services performed outside the United States from a non-U.S. payroll due to a transfer of the Participant for business reasons.

2.12. “Disabled” or “Disability” means any condition or conditions that (i) meet the definition of those terms under the EMC Corporation Long-Term Disability Basic Plan, and (ii) render a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months.

2.13. “Elective Deferral” means the portion of Compensation deferred by a Participant under Section 4.1.

2.14. “Elective Deferral Subaccount” means the subaccount within the Participant’s Account to which Elective Deferrals and allocable earnings credits are credited.

2.15. “Elective Deferral Eligible Employee” means an employee of the Company or any of its Subsidiaries selected by the Administrator as eligible to make Elective Deferrals under Section 4.1 from among the group of highly compensated or managerial employees of the Company or any of its Subsidiaries.

2.16. “Eligible Employee” means an employee of the Company or any of its Subsidiaries who is a Company Credit Eligible Employee, an Elective Deferral Eligible Employee, or both and who is on a U.S. payroll. An employee is treated as an Eligible Employee as of the date the employee is provided with the opportunity to defer Compensation under the Plan. If the Company or one its Subsidiaries transfers an Eligible Employee’s employment such that the employee continues to work for the Company or any of its Subsidiaries but is providing services outside the United States and is no longer on a U.S. payroll, then the Participant shall no longer be an Eligible Employee.

2.17. “Eligible Director” means any member of the Board.

2.18. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces the section or subsection.

2.19. “Identification Date” means each December 31st.

2.20. “Participant” means any individual who participates in the Plan in accordance with Article 3.

2.21 “Performance-Based Bonus” means performance-based compensation, as defined in the Treasury regulations under Code section 409A(a)(4)(B)(iii).

2.22. “Plan” means the EMC Corporation Deferred Compensation Retirement Plan as set forth herein and all subsequent amendments hereto.

2.23. “Plan Year” means in the case of the first Plan Year, the period beginning January 1, 2005 and ending on December 31, 2005, and thereafter, the twelve (12)-month period ending each December 31.

2.24. “Retirement” means a Participant’s Separation from Service resulting from retirement after the Participant has (a) attained fifty-five (55) years of age and completed five (5) years of service with the Company and its Subsidiaries or (b) completed twenty (20) years of service with the Company and its Subsidiaries.

2.25. “Separation from Service” means a Participant’s death, Retirement, or other “separation from service” as defined under Code section 409A(a)(2)(A)(i). A Separation from Service will not occur when a Participant reduces his hours of employment so long as the reasonably anticipated level of bona fide services performed is greater than or equal to 21% of the average level of bona fide services provided in the immediately preceding thirty-six (36) months (or such shorter period as the Participant shall have performed services).

2.26. “Specified Employee” means any Participant who the Company has determined to be a specified employee under Code section 409A(a)(2)(B) for the year in which the Participant experiences a Separation from Service.

2.27. “Subsidiary” or “Subsidiaries” means a corporation or corporations in which the Company owns stock, directly or indirectly, and that are in the same “controlled group” of corporations as the Company. “Controlled group” is defined in Code section 414(b), except that a 50 % ownership test applies rather than an 80 % percent test.

Article 3. PARTICIPATION

3.1. Commencement of Participation. Any individual who is an Eligible Employee and who has elected to defer part of his or her Compensation for the Plan Year in accordance with Section 4.1, or who has been selected by the Company in its sole discretion to receive a Company Credit in accordance with Section 4.2, will become a Participant on the date the election or credit is made. As of November 3, 2010, members of the Board will no longer be eligible to defer amounts under the Plan, but shall continue as Participants with respect to previously deferred amounts in accordance with Section 3.2.

3.2. Continued Participation. An individual who has become a Participant in the Plan will continue to be a Participant so long as any amount remains credited to his or her Account.

Article 4. DEFERRALS AND CREDITS

4.1. Elective Deferrals.

(a) Election to Defer.

(1) General. An Elective Deferral Eligible Employee may elect to defer a designated portion of his or her Compensation to be earned during a Plan Year by filing an election with the Administrator before the first day of the Plan Year in which the Compensation is to be earned. This election will become effective as of the first day of the Plan Year to which it applies. The Administrator has the sole discretion (subject to compliance with the requirements of Code section 409A and the regulations and guidance thereunder) to determine which specific types of Compensation each Participant may defer under the Plan and to set election deadlines, rules for irrevocability of elections, and effective dates for such elections.

(2) First Year of Eligibility. An individual who first becomes an Elective Deferral Eligible Employee on or after the first day of any Plan Year may elect to defer a designated portion of his or her Compensation to be earned during the Plan Year by filing an election with the Administrator within thirty (30) days after becoming an Elective Deferral Eligible Employee. This election will be effective as of the thirtieth day after the individual becomes an Elective Deferral Eligible Employee and will apply only to the extent the Compensation is earned after the initial thirty (30) days of eligibility. Where a Participant ceases to be an Elective Deferral Eligible Employee and again becomes an Elective Deferral Eligible Employee, that Participant will be treated as newly eligible and may make the election described in the first sentence of this paragraph (2) if either of the following applies: (i) the Participant was not an Elective Deferral Eligible Employee for at least twenty-four (24) consecutive months; or (ii) the Participant has been paid all amounts deferred under the Plan and, as of the date of the last payment, was not an Elective Deferral Eligible Employee.

(3) Performance-Based Bonuses. Notwithstanding the foregoing, the Administrator, in its discretion, may permit a separate election to defer a Performance-Based Bonus, and such election may be made no later than six (6) months prior to the end of the applicable performance period; provided, however, that such election must be made before the date that the Performance-Based Bonus is readily ascertainable.

(b) Nature of Election.

(1) General. Each election under this Section 4.1 for a Plan Year or the balance of a Plan Year must be made on a form (whether written, electronic, or otherwise) prescribed or approved by the Administrator and must be completed and filed with the Administrator. The election form will specify the whole percentage or flat dollar amount of each type of Compensation that is to be deferred for the applicable Plan Year; provided, however, that the Administrator may require that a single percentage apply to certain types of Compensation. The election will generally be effective as of the first day of the Plan Year to which it applies. Elections for initial years of eligibility under Section 4.1(a)(2) are effective as of the thirtieth (30th) day after initial eligibility. Elections for Performance-Based Bonuses will be effective no later than six (6) months prior to the end of the applicable performance period.

(2) Time and Form of Distribution. Each Participant must indicate on the election form when the amount to be deferred for the applicable Plan Year is to be paid or, in the case of installments, is to commence being paid (e.g., upon Retirement, upon a fixed distribution date under Section 6.2, or upon a Change of Control) and the method of payment (e.g., in a single lump sum payment, in a number of annual installments, or in any other method approved by the Administrator).

(3) Irrevocability. Except as provided in Section 4.1(c), an election under Section 4.1(a) will become irrevocable for the applicable Plan Year as of a date set by the Administrator that is no later than the close of business on the date immediately before the date the election becomes effective under (1) above.

(c) Election to Change Time of Distribution. Any Participant who has made an irrevocable election to defer Compensation under Section 4.1(a) may make an additional election to change the time of distribution and, in the Administrator’s sole discretion, may also make an additional election to change the form of distribution. Any election to change the time or form of distribution cannot take effect until at least twelve (12) months after the date of the election and must defer payment not less than five (5) years from the date payment would otherwise be made. If a Participant changes his or her election with respect to amounts that would be paid in installments, the additional election must apply to all installments associated with the Plan Year (i.e., each installment must be delayed for at least five (5) years from its originally scheduled commencement date). Where a Participant initially elects a fixed distribution date under Section 6.2, an election to change the timing of the payment must be made no less than twelve (12) months before the originally scheduled fixed distribution date.

4.2. Company Credits. Notwithstanding any other provisions of the Plan, the Company is not obligated to credit a Company Credit to the Company Credit Subaccount of a Company Credit Eligible Employee. However, the Company may make a Company Credit to the Company Credit Subaccount of a Company Credit Eligible Employee in an amount the Company determines in its sole discretion.

Article 5. ACCOUNTS; INTEREST

5.1. Accounts. The Administrator will establish an Account for each Participant consisting of an Elective Deferral Subaccount and Company Credit Subaccount, reflecting Elective Deferrals and Company Credits, respectively, and any adjustments. Elective Deferrals will be credited to each Participant’s Elective Deferral Subaccount as soon as administratively practicable after the Compensation would otherwise have been paid to the Participant. A Participant’s Elective Deferrals may be taken from the Participant’s Compensation and credited to the Participant’s Elective Deferral Subaccount ratably during the applicable Plan Year or in any other manner determined by the Company; provided that such Elective Deferrals during the Plan Year, in the aggregate, reflect the Participant’s Elective Deferrals in accordance with Code section 409A. Company Credits will be credited to each Participant’s Company Credit Subaccount at a time the Company determines in its sole discretion. The Administrator will provide each Participant with a statement of his or her Account as soon as reasonably practicable after the end of each Plan Year.

5.2. Earnings Measurement. The Administrator will identify one or more funds (such as mutual funds or bank collective funds) from time to time for the purpose of measuring earnings credits to Participants’ Accounts. Each Participant may specify—in a form and manner and with notice as the Administrator may prescribe—which fund or funds he or she wishes to be used to measure earnings for designated percentages of his or her Account. A deferral of RSUs will be treated as invested in Company Stock. The Participant’s directions may be given on a prospective basis only, and the Participant may change those directions with the frequency, and subject to such procedures or restrictions, as the Administrator may prescribe from time to time. Each Participant’s Account will be adjusted from time to time (at least quarterly) to reflect the fair market value that would be ascribed to the Account if the amounts credited to the Account were actually invested in the funds as directed by the Participant. Any earnings credits on Company Credits will begin to accrue as of the date the Company designates.

5.3. Payments. Each Participant’s Account will be reduced by the amount of any payment made to or on behalf of the Participant under Article 6 as of the date the payment is made.

5.4. Vesting. A Participant will at all times be 100% vested in amounts credited to his or her Elective Deferral Subaccount. A Participant will earn a vested interest in amounts credited to his or her Company Credit Subaccount according to any vesting schedule that the Company adopts in its sole discretion. However, if a Participant becomes Disabled or a Change of Control occurs, the Participant will become 100% vested in his or her Company Credit Subaccount.

5.5. Detrimental Activity.

(a) Notwithstanding any other provisions of the Plan, if a Participant engages in “Detrimental Activity” (as defined below) at any time, the Administrator may in its sole discretion cancel or rescind at any time all amounts, if any, credited to the Participant’s Company Credit subaccount, whether or not fully vested. Furthermore, if a Participant engages in Detrimental Activity at any time during the twelve (12) months after the termination of his or her employment with the Company or any of its Subsidiaries for any reason or termination of service as a member of the Board for any reason, as the case may be, the Company may require the Participant at any time until the later of (A) two (2) years after the Participant’s termination of employment for any reason or termination of service as a member of the Board for any reason, as the case may be, or (B) two (2) years after the Participant engaged in Detrimental Activity to pay to the Company (1) an amount equal to any distributions previously made by the Company to the Participant from his or her Company Credit Account and (2) if the Company commences an action against the Participant (by way of a claim or counterclaim and including declaratory claims) in which it is preliminarily or finally determined that the Participant engaged in Detrimental Activity or otherwise violated this Section 5.5, an amount equal to the Company’s costs and fees incurred in the action, including but not limited to, the Company’s reasonable attorneys’ fees. The Company will be entitled to set off any amounts the Participant owes to the Company against any amounts the Company owes the Participant, including without limitation, any amounts to be distributed from the Participant’s Elective Deferral Subaccount. This offset may be applied only at the time amounts are distributable in accordance with the Plan’s terms, except that offset for any debt incurred in the ordinary course of the relationship between the Company or Subsidiary and the Participant may occur on an accelerated basis as to a maximum of $5,000 in any year.

(b) “Detrimental Activity” means, in the Company’s sole determination, that the Participant has, directly or indirectly, (a) become associated in any capacity with any enterprise that is, or may be deemed to be, in competition with any business of the Company or any of its Subsidiaries, (b) solicited, induced or attempted to induce, in any enterprise that is competitive with the Company or any of its Subsidiaries, any customers or employees of the Company to curtail or discontinue their relationship with the Company or any of its Subsidiaries, (c) disclosed, communicated or misused, to the detriment of the Company or any of its Subsidiaries, any confidential or proprietary information relating to the Company or any of its Subsidiaries to any person or entity not associated with the Company or any of its Subsidiaries, (d) failed to comply with the terms of the Plan, (e) failed to comply with any term of the Company’s Key Employee Agreement (irrespective of whether the Participant is a party to the Key Employee Agreement), (f) engaged in any activity that results in termination of the Participant’s employment for Cause (as defined in the Company’s Amended and Restated 2003 Stock Plan), (g) violated any rule, policy, procedure or guideline of the Company or any of its Subsidiaries, or (h) been convicted of, or has entered a guilty plea with respect to, a crime whether or not connected with the Company or any of its Subsidiaries.

(c) Notwithstanding anything herein to the contrary, this Section 5.5 does not in any way amend, modify or affect any other plan, agreement, instrument or understanding, including without limitation, any of the Company’s equity plans, or any of the rights of the Company or any of its Subsidiaries thereunder with respect to any Detrimental Activity or similar activity committed by a Participant. The Company expressly reserves all of its rights under any such other plan, agreement, instrument or understanding, and this Section 5.5 does not constitute a waiver of any such rights.

Article 6. PAYMENTS

6.1. Payment Upon Separation from Service. Subject to Sections 6.3 and 6.4 (concerning death and Disability), a Participant who has a Separation from Service will receive his or her vested Account balance in the manner described in (a) below unless he or she elects, in accordance with Section 4.1, a distribution method described in (b). A Participant may have different distribution forms for the Elective Deferral Subaccount and the Company Credit Subaccount. Distributions will generally be made in cash, except that Compensation payable in Company Stock may be paid in Company Stock.

(a) Default Distribution Method. Except as provided in (b) below, a Participant’s vested Account balance will be payable in a single lump sum within ninety (90) days following the Participant’s Separation from Service.

(b) Distribution Methods Available for Participants’ (Other than Directors) on Retirement. Participants, other than a Participant who is a member of the Board, whose Separation from Service results from Retirement may elect to receive their vested Account balances under this subsection (b).

(1) Installments. A Participant may elect, in accordance with Section 4.1, to receive the vested balance of his or her Account in five (5), ten (10), or fifteen (15) annual installments, commencing in January of the year elected and continuing in each succeeding January until fully paid. If a Participant fails to elect a commencement date, payments will commence in January of the year following the Participant’s Separation from Service. The amount of each installment payment is determined by dividing the Participant’s applicable Account balance (adjusted through the day before the installment is paid) by the number of installments remaining.

(2) Other Methods. The Administrator, in its sole discretion, shall have discretion to provide that a Participant may elect under Section 4.1 to receive the balance of his or her Account at times or forms other than those specified in this section 6.1.

6.2. In–Service Distribution - Payment on a Fixed Date or Schedule. This Section 6.2 applies only to a Participant’s Elective Deferral Subaccount. Company Credit Subaccounts are subject to the other sections of this Article 6.

(a) General. A Participant may elect, in accordance with Section 4.1, a year as the fixed distribution date or for the commencement of payment. Amounts subject to this election are payable in a single lump sum in January of the year elected or in five (5), ten (10) or fifteen (15) annual installments commencing in January of the year elected. The fixed distribution date cannot be earlier than the day after the third anniversary of the last day of the Plan Year in which the Compensation was deferred. For distributions payable in annual installments, the first installment will be paid in January of the year elected, and succeeding installments will be paid in January of the years following the year elected. The amount of each installment is determined by dividing the Participant’s applicable Account balance (adjusted through the day before the installment is paid) by the number of installments remaining. Any lump sum or installment distributions will generally be paid in cash, except that Compensation payable in Company Stock may be paid in Company Stock.

(b) Payment Events Occurring Before Scheduled Commencement Date. If a Participant’s Separation from Service or Disability occurs before the fixed distribution date, no payments will be made under this Section 6.2. The balance of the Participant’s Elective Deferral Subaccount will be paid in accordance with the other sections of this Article 6.

(c) Payment Events Occurring After Installments Commence.

(1) If a Participant’s Separation from Service occurs by reason of Retirement after the fixed distribution date has occurred and the Participant had elected to receive distributions under this Section 6.2 in installments, then payments will continue be made in accordance with that election.

(2) If a Participant’s Separation from Service occurs for any reason other than Retirement after the fixed distribution date has occurred, and the Participant had elected to receive distributions under this Section 6.2 in installments, the remaining portion of the distribution will be made in a single lump sum payment to the Participant within ninety (90) days after the Participant’s Separation from Service.

6.3. Payment Upon Death. If a Participant’s Separation from Service occurs because of his or her death, both the Elective Deferral Subaccount and the Company Credit Subaccount will be paid to the Participant’s beneficiary or estate in a single lump sum within ninety (90) days following the Participant’s death. Payments will generally be made in cash, except that Compensation payable in Company Stock may be paid in Company Stock. A Participant may designate a beneficiary or beneficiaries who will be entitled to receive the balance of the Participant’s Account upon his or her death. This designation must be made on a form (whether written, electronic, or otherwise) prescribed or approved by the Administrator and may be revoked on a form (whether written, electronic, or otherwise) prescribed or approved by the Administrator at any time before the Participant dies. If a Participant fails to designate a beneficiary or no designated beneficiary survives the Participant, then payments under this Section will be made to the Participant’s estate.

6.4. Payment Upon Disability. Upon the determination of a Participant’s Disability, both the Elective Deferral Subaccount and the Company Credit Subaccount will be paid to the Participant in a single lump sum within ninety (90) days following the Participant’s Disability. Payments will generally be made in cash, except that Compensation payable in Company Stock may be paid in Company Stock.

6.5. Payment Upon a Change of Control. A Participant may elect, in accordance with Section 4.1, to receive the balance of his or her Account in a single lump sum thirty (30) days following the Change of Control. Payments will generally be made in cash, except that Compensation payable in Company Stock may be paid in Company Stock.

6.6. Payment or Cessation of Deferrals Upon Unforeseeable Emergency.

(a) General. A Participant is not generally entitled to a distribution of any portion of his or her Account before payments are otherwise due in accordance with the Plan and any timely election made under the Plan. However, if a Participant has an unforeseeable emergency that results in a severe financial hardship, the Administrator may authorize, on a nondiscriminatory basis, a cessation of deferrals under this Plan and/or a distribution from the Participant’s Elective Deferral Subaccount in the minimum amount required to meet the need created by the unforeseeable emergency (including any taxes or penalties due as a result of the distribution). The distribution will be paid within seven (7) days after the Administrator determines that the unforeseeable emergency exists under (b) below.

(b) Unforeseeable Emergency. An “unforeseeable emergency” is a severe financial hardship to the Participant resulting: (1) from an illness or accident of the Participant or of the Participant’s spouse, beneficiary, or dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); (2) from the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or (3) from other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control (e.g., the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses and prescription drugs or funeral expenses of a spouse, beneficiary or dependent).

The Participant must supply written evidence of the financial hardship and must declare, under penalties of perjury, that the Participant has no other resources available to meet the emergency. The Participant must also declare that the need cannot be met by any of the following: (1) reimbursement or compensation by insurance or otherwise; (2) reasonable liquidation of the Participant’s assets to the extent the liquidation will not itself cause severe financial hardship; or (3) ceasing the Participant’s deferrals under this Plan.

(c) Hardship Distribution Under 401(k) Plan. In the event a Participant receives a hardship distribution pursuant to the regulations under section 401(k) of the Code, from the Company’s 401(k) Plan, deferrals under this Plan shall cease for a period of six months.

6.7. Payments to a Participant Who is or was an Eligible Director and an Eligible Employee. Notwithstanding anything in this Article 6 to the contrary, if payments are to be made from a Participant’s Account and the Participant is or was both an Eligible Director and an Eligible Employee, then the payments will be treated separately. Any payments attributable to the portion of the balance of the Participant’s Account that is attributable to Compensation earned by the Participant as an employee of the Company or any of its Subsidiaries will be paid in accordance with the provisions of this Article 6 applicable to Participants who are not Eligible Directors. The portion of the balance of the Participant’s Account attributable to Compensation earned by the Participant for his or her service as an Eligible Director will be paid in accordance with the provisions of this Article 6 applicable to Participants who are Eligible Directors.

6.8. Payments to Specified Employees. Amounts payable under this Article 6 upon a Specified Employee’s Separation from Service, other than death, will be paid six (6) months after Separation from Service. If the Participant elected to receive installments upon Separation from Service, this Section will affect only the first payment if that payment is scheduled to occur earlier than six (6) months after Separation from Service; all other installment payments will be paid as scheduled.

Article 7. ADMINISTRATOR

7.1 Plan Administration and Interpretation. The Administrator shall oversee the administration of the Plan. The Administrator shall have complete discretionary control and authority to administer all aspects of the Plan and to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or any other person having or claiming to have any interest under the Plan. The Administrator shall have the exclusive discretionary power to interpret the Plan and to decide all matters under the Plan. The Administrator also shall have the exclusive discretionary power to adopt, amend and rescind rules and guidelines for the administration of the Plan and for its own acts and proceedings. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. Any individual serving as Administrator, or on a committee acting as Administrator, who is a Participant, shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to conclusively rely on information furnished by a Participant, a beneficiary, or any other person or entity. The Administrator shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

The Administrator may employ such counsel, agents and advisers, and obtain such administrative, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan and its duties hereunder.

7.2. Claims Procedure.

(a) In general. If any person believes he or she has been denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will be given within ninety (90) days after the claim is received by the Administrator (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial ninety (90) day period). Notwithstanding the foregoing, if such notification is not given within such ninety (90) or one hundred eighty (180) day period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim in accordance with Section 7.2(b).

(b) Appeals. Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within sixty (60) days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim. The Administrator will notify such person of its decision on review in writing. The decision on review will be made within sixty (60) days after the request for review is received by the Administrator (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty (60) day period). Notwithstanding the foregoing, if the decision on review is not made within such sixty (60) or one hundred twenty (120) day period, the claim will be considered denied.

The Administrator may, in its sole discretion amend or revise this Section 7.2, provided, that the claims procedure for the Plan pursuant to which persons may claim an interest in the Plan and appeal denials of such claims, as amended or changed, shall meet the minimum standards of Section 503 of ERISA.

7.3. Claims and Review Procedure for Disability Claims.

(a) In general. If any person believes he or she has been denied any rights or benefits due on Disability under the Plan, such person may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will be given within forty-five (45) days after the claim is received by the Administrator. This time period may be extended twice by thirty (30) days if the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies such person of the circumstances requiring the extension of time and the date by which the Administrator expects to render a decision. If such an extension is necessary due to such person’s failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information and such person will be afforded at least forty-five (45) days within which to provide the specified information. If such person delivers the requested information within the time specified, any thirty (30) day extension period will begin after such person has provided that information. If such person fails to deliver the requested information within the time specified, the Administrator may decide such person’s claim without that information. Notwithstanding the foregoing, if such notification is not given within such forty-five (45) or an extended period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim in accordance with Section 7.3(b).

(b) Appeals. Within one hundred eighty (180) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within one hundred eighty (180) days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may file a written request with the Administrator for a review of his or her denied claim. The Administrator will notify such person of its decision on review in writing. The decision on review will be made within forty-five (45) days after the request for review is received by the Administrator (or within ninety (90) days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial forty-five (45) day period). If an extension is necessary due to such person’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information and such person will be afforded at least forty-five (45) days to provide the specified information. If such person delivers the requested information within the time specified, the forty-five (45) day extension of the appeal period will begin after such person has provided that information. If such person fails to deliver the requested information within the time specified, the Administrator may decide such person’s appeal without that information. Notwithstanding the foregoing, if the decision on review is not made within such forty-five (45) or ninety (90) day period, the claim will be considered denied.

The Administrator may, in its sole discretion amend or revise this Section 7.3, provided, that the claims procedure for the Plan pursuant to which persons may claim an interest in the Plan and appeal denials of such claims, as amended or changed, shall meet the minimum standards of Section 503 of ERISA.

7.4. Indemnification of Administrator. The Company shall indemnify and defend to the fullest extent permitted by law any director, officer or employee of the Company or its Subsidiaries who serves as the Administrator or as a member of a committee appointed to serve as Administrator, or who assists the Administrator in carrying out its duties (including any such individual who formerly served in any such capacity) against any and all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved in writing by the Company) arising out of or relating to any act or omission to act in connection with the Plan, if such act or omission is in good faith.

Article 8. AMENDMENT, TERMINATION AND ASSIGNMENT

8.1. Amendments. Prior to a Change of Control, the Company shall have the right to amend the Plan from time to time, subject to Section 8.3, by an instrument in writing which has been executed on its behalf by the Administrator or by vote of the Board. No amendment to the Plan with respect to any Participant may be made after a Change of Control without the written consent of such Participant (or beneficiary, if applicable).

8.2. Termination of Plan. The Company currently intends to continue the Plan indefinitely. However, the Plan is voluntary on the part of the Company and the Company expressly reserves the right to terminate the Plan at any time, subject to Section 8.3, for any reason whatsoever. Subject to Section 8.1, the Company from time to time may, by amendment to the Plan, suspend the Plan or discontinue provisions thereof. The Company may terminate the Plan at any time by an instrument in writing which has been executed on its behalf by the Administrator or by vote of the Board. No distributions will be made solely because the Company terminates the Plan. Payments will continue to be made after the Plan’s termination in accordance with Article 6.

8.3 Existing Rights. No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account as of the date of such amendment or termination (subject to future adjustments as a result of investment measurements).

8.4. Assignment. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon its successors and assigns.

Article 9. MISCELLANEOUS

9.1. Grantor Trust. The Company may establish a trust of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code (a “grantor trust”), and may deposit with the trustee of the grantor trust an amount of cash or marketable securities sufficient to cause the fair market value of the assets held in the grantor trust to be not less than the sum of the Account balances under the Plan. Notwithstanding the foregoing, nothing in this Plan will be construed to create a trust or to obligate the Company, any of its Subsidiaries or any other person or entity to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any distributions or payments hereunder, nor will anything herein be construed to give any employee or any other person any right to any specific assets of the Company, any of its Subsidiaries or of any other person or entity. Any distributions or payments which become payable hereunder that are not paid out of the grantor trust shall be paid from the general assets of the Company.

9.2. Nature of Claim for Payment. Each Participant and beneficiary will be an unsecured general creditor of the Company with respect to any distributions or payments to be made under the Plan. Nothing in the Plan will be construed to give any person any right to any specific assets of the Company, any of its Subsidiaries or any other person or entity.

9.3. Non-alienation of Benefits. No Participant, beneficiary or any other person having any interest under the Plan shall alienate, anticipate, commute, pledge, encumber, assign or otherwise transfer (“Alienate”) any right or interest under the Plan, including, without limitation, with respect to rights to or interests in any payments, distributions, claims or other benefits which he or she may expect to receive, contingently or otherwise, under this Plan (“Rights”). Any attempt to Alienate any Right shall be ineffective. No Right shall be subject to any claim of, subject to attachment, execution, garnishment or other legal process by, any creditor of such Participant, beneficiary or other person, except pursuant to a qualified domestic relations order that meets the requirements of Code section 414(p) and Section 206(d)(3) of ERISA.

9.4. No Employment or Service Continuation Rights. Neither the adoption nor the establishment and maintenance of the Plan, the participation in the Plan nor any action of the Company, any Subsidiary or the Administrator, shall be held or construed to confer upon any employee or director of the Company or any of its Subsidiaries any right to continued employment or service with the Company or any of its Subsidiaries, as the case may be, nor does it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the services of any of its employees or directors at any time. Each of the Company and its Subsidiaries expressly reserves the right to terminate or discharge any of its employees or directors at any time.

9.5. Receipt and Release. Any payment or distribution to any Participant or beneficiary in accordance with the provisions of the Plan shall be, to the extent thereof, in full satisfaction of all claims against the Company, its Subsidiaries and the Administrator under the Plan, and the Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

9.6. Severability of Provision. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced to the fullest extent possible as if such provision had not been included.

9.7. Government Regulations. It is intended that the Plan comply with all applicable laws and government regulations, including Code section 409A, and the Plan shall be construed and administered, where possible, to comply with such laws and regulations. Neither the Company, any of its Subsidiaries, nor the Administrator shall not be obligated to perform any obligation hereunder in any case where, in the opinion of the Company’s counsel, such performance would result in the violation of any law or regulation or failure to comply with Code section 409A. Should it be determined that any provision or feature of the Plan is not in compliance with Code section 409A, that provision or feature shall be null and void to the extent required to avoid the noncompliance with Code section 409A.

9.8. Governing Law; Jurisdiction. This Plan shall be construed, administered, and governed in all respects under and by the laws of The Commonwealth of Massachusetts without regard to the conflict of law provisions thereof. The Company, the Administrator, the Participants and their beneficiaries, and any persons having or claiming to have any interest under the Plan submit to the exclusive jurisdiction and venue of the federal or state courts of The Commonwealth of Massachusetts to resolve any and all issues that may arise out of or relate to the Plan or the same subject matter.

9.9. Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

9.10. Expenses and Taxes. Expenses, including fees and expenses associated with the grantor trust, associated with the administration or operation of the Plan shall be paid by the Company from its general assets unless, in the sole discretion of the Administrator, the Administrator elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts. Any taxes allocable to an Account (or subaccount or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or subaccount or portion thereof), as determined by the Administrator in its sole discretion, shall be charged against the appropriate Participant’s Account or Participants’ Accounts.

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